Exhibit 99.1

AMERICREDIT TO OFFER $200 MILLION PRIVATE SENIOR UNSECURED DEBT

FORT WORTH, TEXAS June 18, 2007 - AMERICREDIT CORP. (NYSE: ACF) announced today its intention to offer privately, subject to market and other conditions, $200 million aggregate principal amount of senior notes to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

AmeriCredit plans to use the net proceeds from the offering of the notes for general corporate purposes, potentially including the repayment of its 1.75% convertible senior notes due in 2023, which are first callable in November 2008.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has over one million customers and approximately $15 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company's filings and reports with the Securities and Exchange Commission including the Company's annual report on Form 10-K for the year ended June 30, 2006. Such risks include - but are not limited to - variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes, the high degree of risk associated with subprime borrowers, acquisition integration and exposure to litigation. These forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:
Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
(817) 302-7394	(817) 302-7627